EXHIBIT 99.1

FOR IMMEDIATE RELEASE:

Frederick’s of Hollywood Group Inc. Enters Into Agreement to Extinguish
$22.6 Million in Debt and Preferred Stock
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New York, New York – February 2, 2010 — Frederick’s of Hollywood Group Inc. (NYSE Amex: FOH) (“Company”) today announced that it has entered into an agreement to exchange, at a 50% discount, approximately $22.6 million of outstanding debt and preferred stock for approximately $11.3 million in common stock.  The agreement was made with certain accounts and funds managed by and/or affiliated with Fursa Alternative Strategies LLC (“Fursa”), who are the holders of the Company’s outstanding Tranche C Debt and Series A Preferred Stock, as well as one of the Company’s largest common shareholders.  The balance sheet effect of the transaction will increase shareholders’ equity by approximately $22.6 million.

Fursa has agreed to exchange the Tranche C Debt, with an aggregate principal amount and accrued interest of approximately $14 million, and to convert approximately $8.6 million of Series A Preferred Stock and accrued dividends, into an aggregate of approximately $11.3 million in common stock.  The effective conversion price per share will be calculated based on the volume weighted average price of the Company’s common stock for ten trading days, including the five days prior to and the five days including and after today’s announcement.  Upon the closing of the transaction, the Company will also issue to Fursa three, five and seven-year warrants, each to purchase 500,000 shares of common stock at exercise prices of 150%, 175% and 200% of the conversion price, respectively, but not less than the closing sale price of the common stock on the closing date.  All of the shares of common stock owned by Fursa upon completion of the transaction will be subject to a 12 month lock up agreement, subject to early release for a certain number of shares.

“Clearing our balance sheet of the Tranche C Debt and Series A Preferred Stock is a game changer for Frederick’s of Hollywood.  I want to thank Fursa, one of our largest, longstanding shareholders for their continued support of the Company and the confidence this agreement shows they have in our turnaround strategy,” stated Thomas Lynch, the Company’s Chairman and Chief Executive Officer. “Through this transaction, we are effectively repurchasing our outstanding long-term debt and preferred stock at a 50% discount.  As a result, we will have significantly strengthened our balance sheet by increasing shareholders’ equity by $22.6 million, eliminated further interest and dividend accruals and positioned our company to fully capitalize on our anticipated growth opportunities in the coming year.”

“We believe that the iconic Frederick’s of Hollywood brand and the new management team’s turnaround strategy are a winning combination,” stated William Harley, Fursa’s Chief Investment Officer.  “The progress that Tom Lynch and his team have made in just under a year is impressive.  By removing the added pressures that the debt and preferred stock place on the company, Frederick’s of Hollywood will be able to concentrate more of its resources on its business and provide a stronger foundation for long-term growth.”

The transaction is subject to shareholder approval and other customary closing conditions.  The Company anticipates holding an annual meeting of its shareholders during the third fiscal quarter ending April 24, 2010, at which shareholders will be asked to approve the transaction.  The Company expects to consummate the transaction as soon as practicable once shareholder approval is obtained.  Fursa has agreed to “sterilize” their vote by committing to vote their shares of the Company’s common stock and preferred stock at the shareholder meeting on this matter in accordance with the vote of a majority of votes cast at the meeting, excluding the shares held by Fursa.

Forward Looking Statement
Certain of the matters set forth in this press release are forward-looking and involve a number of risks and uncertainties.  These statements are based on management’s current expectations or beliefs.  Actual results may vary materially from those expressed or implied by the statements herein.  Among the factors that could cause actual results to differ materially are the following: competition; business conditions and industry growth; rapidly changing consumer preferences and trends; general economic conditions; large variations in sales volume with significant customers; addition or loss of significant customers; continued compliance with government regulations; loss of key personnel; labor practices; product development; management of growth, increases in costs of operations or inability to meet efficiency or cost reduction objectives; timing of orders and deliveries of products; foreign government regulations and risks of doing business abroad; and the other risks that are described from time to time in Frederick’s of Hollywood Group Inc.’s SEC reports.  Frederick’s of Hollywood Group Inc. is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

About Frederick’s of Hollywood Group Inc.
Frederick’s of Hollywood Group Inc. conducts its business through its multi-channel retail division and wholesale division.  Through our multi-channel retail division, we primarily sell women’s intimate apparel and related products under our proprietary Frederick’s of Hollywood® brand through 132 specialty retail stores nationwide, our world-famous catalog and an online shop at www.fredericks.com.  With its exclusive product offerings including Seduction by Frederick’s of Hollywood and the Hollywood Extreme Cleavage® bra, Frederick’s of Hollywood is the Original Sex Symbol®.  Through our wholesale division, we design, manufacture, source, distribute and sell women’s intimate apparel throughout the United States and Canada.

Our press releases and financial reports can be accessed on our corporate website at www.fohgroup.com.

This release is available on the KCSA Strategic Communications Web site at www.kcsa.com.

CONTACT:
Frederick’s of Hollywood Group Inc.
Thomas Rende, CFO
(212) 798-4700

Investor Contacts:
Todd Fromer / Garth Russell
KCSA Strategic Communications
212-896-1215 / 212-896-1250
tfromer@kcsa.com / grussell@kcsa.com